Exhibit 23.3
Consent of Independent Registered Public Accounting Firm

Avega, Inc.
Alpharetta, GA
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated September 8, 2006, relating to the financial statements of Avega, Inc. which is contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
Atlanta, GA

November 7, 2007